EXHIBIT 10(b) Kevin Cox Chief Administrative Officer GE Aerospace
August 27, 2023

Dear Jake,

We are pleased to offer you the position of Senior Vice President and General Counsel in GE Aerospace (the “business,” within General Electric Company, the “company” and its affiliates) on a mutual agreed start date (your “start date”). This position will be based in Washington, DC, and you will report to Larry Culp, Chief Executive Officer of GE Aerospace. The details of our offer are noted below:

Salary:	$800,000 (US dollars) paid bi-weekly
Annual Executive Incentive Plan (“AEIP”):
You will be eligible for the Company’s Annual Executive Incentive Program or any successor or replacement program, with each year’s Annual Bonus having a target of 100% of your base salary (“AEIP Target”). Payments are made in the company’s and business’s discretion and are typically based on business performance and individual performance, in each case including risk management and compliance. For the performance year 2023, you will be eligible for a pro-rated bonus assuming a start date no later than October 30, 2023.

Long-Term Incentive Plan (“LTIP”):
The grant value of your 2024 annual equity award will be $3,500,000 (US dollars). LTIP awards are typically granted in March each year, with the award type and terms determined by the Management Development and Compensation Committee of the Board of Directors.

Kevin Cox Chief Administrative Officer GE Aerospace

Benefits:
You will also be eligible to participate in the company’s benefit plans, including:
•Reimbursement of up to $3,100 (US dollars) annually for physical health examinations.

•Reimbursement of up to $15,000 (US dollars) annually for financial planning services.

•Participation in the company’s nonqualified 401(k) Restoration Plan. Under the Plan, the company credits 7% of eligible pay above the IRS covered pay limits for the 401(k) plan. These credits are delivered annually to your Restoration Plan account and notionally invested as you choose. These amounts generally vest after 3 years of service.
All aspects of these and other benefits will be governed by the terms of the applicable plan or program.

New Hire Equity Grant:
As consideration for your joining the Company, we will provide you with a Special New Hire Equity Grant valued at $1,000,000 (US dollars) to be granted as soon as practical following your start date, subject to approval by the Management development and Compensation Committee of the Board of Directors or its delegate. This grant will be delivered as 50% restricted stock units and 50% stock options, with half of the award vesting on the second anniversary of your grant date and the other half vesting on the third anniversary (assuming you remain employed by the Company at those times).

Restrictive Covenants.  You agree that during your employment and for twelve (12) months following the termination of your employment with the Company, you will not on behalf of yourself or any entity of which you may be associated, enter into an employment, consultancy, or any similar contractual relationship, directly or indirectly, to provide services to any entity that provides products or services that compete with GE Aviation (“Competing Business”). Nor will you own, directly or indirectly, more than 2% of any Competing Business. Competing Businesses include:

•Entities that design, manufacture, repair, overhaul, or sell turbine engines or component parts for turbine engines used in business, commercial or military aircraft, or in marine or aeroderivative applications.

•Entities that manufacture or design cores, castings, forgings and/or coatings that are used in the manufacture of component parts for turbine engines.

•Entities in the aerospace industry that offer products or services that compete with products or services that at the time of your separation from employment, GE Aviation offers or plans to offer

Kevin Cox Chief Administrative Officer GE Aerospace

in the areas of avionics, electrical power, structural components, software or additive technologies.
For a period of twelve (12) months following the termination of your employment with the Company, you will not cause, induce or encourage any actual or prospective client, customer, supplier, licensee or licensor of the Company, or any other person who has a business relationship with the Company, to terminate or modify any such actual or prospective relationships. The obligations in this provision are in addition to, and in no way should be viewed as inconsistent with, your obligations to protect and not disclose the Company’s confidential and proprietary information, as more fully set forth in the Employee Innovation and Proprietary Information Agreement you will sign when you join the Company.

Severance Payment: If your employment with GE is terminated (i) by the Company or Business other than for cause or by you with good reason, (ii) due to death or disability or (iii) in connection with a change in control (as described below) that does not result in your receiving a comparable offer with the purchaser, you will receive the Company's standard Officer Severance package, which includes a lump sum payment equal to 18 months of base salary and, assuming you remain employed through the first quarter of the year in which your employment terminates, a pro-rated AEIP payment. In addition, you will vest in any portion of your New Hire Equity Grant, 2024 annual equity grant and 2025 annual equity grant that is unvested at the time your employment with GE is terminated for one of the above reasons. For purposes of this paragraph, a change in control shall occur if a person/entity acquires ownership of stock of GE or your business, that, together with prior holdings, constitutes at least 50% of the total fair market value or total voting power of the outstanding shares of GE or your business, or a sale of substantially all of the assets of GE or your business.

For purposes of this letter: “Cause" shall mean the occurrence of any of the following: (1) your willful failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) or comply with any valid and legal directive of the Company or the Board that is consistent with your position; (2) your engagement, or the discovery of your having engaged, in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company; (3) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (4) your willful or grossly negligent unauthorized disclosure of Confidential Information; (5) your material breach of any material obligation under this letter or any other written agreement between you and the Company which materially harms or is reasonably likely to materially harm the Company; or (6) your willful material failure to comply with the Company's written policies or rules, as they may be in effect from time to time.
"Good Reason" shall mean the occurrence of any of the following, in each case without your written consent: (1) any reduction in your target compensation or any failure to pay any compensation when due; (2) any material breach by the Company of any material provision of this letter or any material provision of any other agreement between you and the Company; (3) a material, adverse change in your title, authority, duties, responsibilities or reporting relationships (other than temporarily while the you are physically or mentally incapacitated or as required by applicable law); or (4) a decision by the Company not to spin off the GE Vernova business or its failure to do so on or before December 31, 2024.

Kevin Cox Chief Administrative Officer GE Aerospace

Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the company, its affiliates and its customers that constitutes a valuable asset of the company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the company and its affiliates. You further agree that you will sign the company’s Employee Invention and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.
Please note, this offer is contingent upon your agreement to the conditions of employment described in the company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the GE Hire onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the company or its affiliate.

Kevin Cox Chief Administrative Officer GE Aerospace

Jake, we are incredibly excited about you joining our team. We look forward to your acceptance of this offer and response by email. If you have any questions, please let me know.

Sincerely,

Kevin Cox
Chief Administrative Officer, GE Aerospace

cc. Larry Culp, Mike Holston, Caryn Steinert

Please signify your acceptance of this offer letter:

Signature        Date